Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2008 SECOND QUARTER RESULTS

ARMONK, NY, August 11, 2008 — VISANT CORPORATION today announced its results for the second quarter ended June 28, 2008, including consolidated net sales of $567.6 million, an increase of 13% over second quarter 2007 consolidated net sales from continuing operations of $501.5 million. In addition, the company reported consolidated net income for the second quarter of 2008 of $94.2 million, compared to consolidated net income from continuing operations of $78.8 million for the second quarter of 2007. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) of $198.0 million for the second quarter of 2008, an increase of 13% compared to EBITDA from continuing operations of $175.6 million for the second quarter of 2007. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $202.2 million for the second quarter of 2008, an increase of 14%, compared to Adjusted EBITDA from continuing operations of $177.3 million for the second quarter of 2007.

On April 1, 2008 Visant announced the completion of its acquisition of Phoenix Color Corp. (“Phoenix Color”). The aggregate consideration paid was $219.0 million in cash, subject to certain adjustments. The results of Phoenix Color have been included in the Marketing and Publishing Services segment from the date of acquisition.

For the first six months of fiscal year 2008, consolidated net sales were $814.7 million, compared to $757.3 million from continuing operations for the comparable first six months of 2007, an increase of 8%. Consolidated net income increased by 18% during the first six months of fiscal year 2008 to $91.5 million compared to net income from continuing operations of $77.7 million for the comparable period in 2007. Consolidated EBITDA for the first six months of fiscal year 2008 totaled $233.1 million, an increase of 6%, compared to $220.3 million for the first six months of fiscal year 2007. Consolidated Adjusted EBITDA totaled $241.3 million for the first six months of fiscal year 2008, an increase of 8%, compared to Adjusted EBITDA from continuing operations of $223.3 million for the comparable period in 2007.

Commenting on the second quarter performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “Despite the difficult economic environment, we are quite pleased that all three of our business segments recorded higher net sales and adjusted EBITDA in the second quarter of 2008 versus 2007. Highlighting our second quarter performance was the completion of another outstanding school year for our Memory Book business. The integration of the Phoenix Color business has gone extremely well, and in late June we announced that we would be closing our Pennsauken, New Jersey facilities and consolidating our book cover and component production from five facilities to three.”

Net sales of the Scholastic segment increased $7.5 million, or 6%, to $143.6 million for the second quarter of 2008 from $136.1 million for the second quarter of 2007. The increase was primarily attributable to higher volumes and prices in our jewelry and announcement products, partially offset by a shift in metal mix in our jewelry products.

Net sales of the Memory Book segment increased $18.9 million, or 7%, to $283.4 million for the second quarter of 2008 compared to $264.5 million for the second quarter of 2007. The increase was due mainly to account growth, increased sales driven by new and enhanced product and service offerings and the acquisition of Publishing Enterprises, Incorporated (“Publishing Enterprises”) made during the fourth quarter of 2007.

Net sales of the Marketing and Publishing Services segment increased $40.0 million, or 40%, to $141.0 million for the second quarter of 2008 from $101.0 million for the second quarter of 2007. This increase was primarily attributable to incremental volume from the recent Phoenix Color acquisition and the Visual Systems, Inc. acquisition completed in 2007, as well as slightly higher volume in our sampling and direct mail businesses.

Adjusted EBITDA of the Scholastic segment increased $1.0 million, or 3%, to $32.2 million for the second quarter of 2008 from $31.2 million for the second quarter of 2007. The increase was due to higher jewelry and announcement product volume, offset by increased gold costs and a shift in metal mix in our jewelry products.

Adjusted EBITDA for the Memory Book segment was $134.2 million for the second quarter of 2008, an increase of 9%, compared to $122.8 million for the prior year comparative period. This $11.4 million increase in Adjusted EBITDA was primarily the result of increased net sales and strong operating performance.

Adjusted EBITDA of the Marketing and Publishing Services segment increased $12.5 million, or 54%, to $35.8 million during the second quarter of 2008 from $23.2 million in the second quarter of 2007. This increase was primarily a result of the acquisition of Phoenix Color as well as favorable product mix and slightly higher volume in our sampling and direct mail businesses.

For the six months ended June 28, 2008, net sales for the Scholastic segment were $282.6 million, an increase of 2%, compared to $276.4 million in the prior year comparative period. This $6.2 million increase was primarily attributable to incremental volume driven by the acquisition of Neff Motivation, Inc., which occurred in the first quarter of 2007, and the impact of price increases for jewelry products, partially offset by lower overall volume in our jewelry and announcement products for the six-month period.

Net sales for the Memory Book segment were $292.1 million for the six-month period ended June 28, 2008, an increase of 7%, compared to $272.4 million in the comparable prior year period. The increase was primarily the result of account growth, increased sales driven by new and enhanced product and service offerings and the Publishing Enterprises acquisition.

Net sales of the Marketing and Publishing Services segment increased $31.8 million, or 15%, to $240.8 million during the six months ended June 28, 2008 from $209.0 million for the comparable period in 2007. This increase was primarily attributable to higher volumes in our book component business including sales generated by businesses we acquired in 2008 and 2007.

For the six months ended June 28, 2008, the Scholastic segment reported Adjusted EBITDA of $55.6 million, a decrease of $5.9 million, compared to $61.6 million for the prior year comparative period. This decrease was due primarily to lower overall volume, unfavorable metal mix and higher gold costs in our jewelry business. These decreases were partially offset by price increases.

Our Memory Book segment reported Adjusted EBITDA of $127.1 million for the six months ended June 28, 2008, an increase of $12.9 million, compared to $114.2 million for the comparable prior year period. The increase was primarily the result of increased net sales and strong operating performance.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $58.6 million for the six months ended June 28, 2008, an increase of $11.0 million, compared to $47.6 million during the first six months of 2007. This increase was mainly the result of volume generated by the businesses acquired in 2008 and 2007 and favorable product mix in our sampling business. These increases were partially offset by lower sales from our direct marketing business.

As of June 28, 2008, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $920.8 million, including $104.3 million of borrowings outstanding under Visant’s domestic revolving line of credit arising from Visant’s purchase of Phoenix Color.

Visant’s cash position at June 28, 2008 totaled $19.7 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes with an accreted value of $237.2 million, senior notes of $350.0 million and incremental cash of $0.4 million as of June 28, 2008.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the second quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services related to the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care market segments, and produces innovative products and services to the direct marketing sector. The group also produces book components and overhead transparencies. Results of Phoenix Color are included in the Marketing and Publishing Services segment from the date of acquisition.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses;

labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; our dependency on the sale of school textbooks; control by our stockholders; Jostens’ reliance on independent sales representatives; the failure of our sampling systems to comply with U.S. postal regulations; levels of customers’ advertising spending, including as may be impacted by economic factors; changes in book buying habits; and the textbook adoption cycle and levels of government funding for education spending. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
In thousands	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$567,634	$501,466	$814,674	$757,316
Cost of products sold	251,180	217,776	379,298	345,846

Gross profit	316,454	283,690	435,376	411,470
Selling and administrative expenses	142,960	129,204	248,127	232,761
Loss on disposal of fixed assets	22	229	2	620
Special charges (1)	2,435	(41)	3,886	(41)

Operating income	171,037	154,298	183,361	178,130
Interest expense, net	18,054	29,333	34,495	54,568

Income before income taxes	152,983	124,965	148,866	123,562
Provision for income taxes	58,758	46,160	57,351	45,866

Income from continuing operations	94,225	78,805	91,515	77,696
Income from discontinued operations, net	—	102,529	—	110,902

Net income	$94,225	$181,334	$91,515	$188,598

Adjusted EBITDA (2)	$202,177	$177,268	$241,306	$223,311

Adjusted EBITDA Reconciliation:
In thousands
Net income	$94,225	$181,334	$91,515	$188,598
Interest expense, net	18,054	29,333	34,495	54,568
Provision for income taxes	58,758	46,160	57,351	45,866
Depreciation and amortization expense	26,997	21,312	49,727	42,172
Discontinued operations, net	—	(102,529)	—	(110,902)

EBITDA	198,034	175,610	233,088	220,302
Special charges (1)	2,435	(41)	3,886	(41)
Loss on disposal of fixed assets	22	229	2	620
Other (3)	1,686	1,470	4,330	2,430

Adjusted EBITDA (2)	$202,177	$177,268	$241,306	$223,311

(1)

Special charges for the second quarter ended June 28, 2008 included $1.2 million of costs in the Marketing and Publishing Services segment related to the closure of the Pennsauken, New Jersey facilities and $0.3 million related to other special charges in the Marketing and Publishing Services segment. Our Scholastic and Memory Book segments recorded $0.5 million and $0.4 million, respectively, of severance and related benefits pertaining to headcount reductions. Special charges for the six months ended June 28, 2008 included $1.2 million of costs in the Marketing and Publishing Services segment related to the closure of the Pennsauken, New Jersey facilities, $0.3 million of severance costs reducing headcount by one employee and $0.3 million related to other special charges for the Marketing and Publishing Services segment. The Scholastic segment incurred $0.8 million of charges associated with the closure of Jostens’ Attleboro, Massachusetts facility, $0.5 million of severance and related benefits associated with headcount reductions and $0.4 million of severance and related benefits in connection with the restructuring of its international organization. The Memory Book segment incurred $0.4 million of severance and related benefits associated with headcount reductions. Special charges for the second quarter and six months ended June 30, 2007 represent a reversal of less than $0.1 million for severance and related benefit costs associated with headcount reductions in the Scholastic and Memory Book segments.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and income from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
(3)	Other charges for the quarter ended June 28, 2008 included $0.9 million of management fees, $0.3 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment, $0.3 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the Company’s debt securities that may be made by certain affiliates of Visant and $0.2 million of additional rent in connection with the relocation of certain operating facilities. For the six months ended June 28, 2008, other charges primarily consisted of $1.7 million of management fees, $0.3 million of additional rent in connection with the relocation of certain operating facilities, $2.0 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $0.3 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the Company’s debt securities that may be made by certain affiliates of Visant. Other charges for the quarter ended June 30, 2007 included $0.8 million of management fees, $0.5 million for facility moving costs and $0.2 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions that may be made by certain affiliates of Visant. For the six months ended June 30, 2007, other charges primarily consisted of $1.6 million of management fees, $0.6 million of facility moving costs and $0.2 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the Company’s debt securities that may be made by certain affiliates of Visant.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended		$ Change	% Change
	June 28, 2008	June 30, 2007
In thousands
Net sales
Scholastic	$143,625	$136,096	$7,529	6%
Memory Book	283,450	264,524	18,926	7%
Marketing and Publishing Services	141,039	100,962	40,077	40%
Inter-segment eliminations	(480)	(116)	(364)	NM

	$567,634	$501,466	$66,168	13%

Adjusted EBITDA
Scholastic	$32,231	$31,203	$1,028	3%
Memory Book	134,194	122,844	11,350	9%
Marketing and Publishing Services	35,752	23,221	12,531	54%

	$202,177	$177,268	$24,909	14%

NM = not meaningful

	Six months ended		$ Change	% Change
	June 28, 2008	June 30, 2007
In thousands
Net sales
Scholastic	$282,647	$276,401	$6,246	2%
Memory Book	292,090	272,375	19,715	7%
Marketing and Publishing Services	240,844	209,013	31,831	15%
Inter-segment eliminations	(907)	(473)	(434)	NM

	$814,674	$757,316	$57,358	8%

Adjusted EBITDA
Scholastic	$55,606	$61,554	$(5,948)	(10)%
Memory Book	127,135	114,225	12,910	11%
Marketing and Publishing Services	58,565	47,532	11,033	23%

	$241,306	$223,311	$17,995	8%

NM = not meaningful